Exhibit 99.1

COLDWATER CREEK INC.

2006 INCENTIVE AWARD PROGRAM FOR EXECUTIVES

The 2006 Incentive Award Program is available to all executive officers. Under the 2006 Incentive Award Program, an individual’s bonus is determined based on company performance, with a portion of the bonus subject to individual performance ratings.

Company Performance. The portion attributable solely to the company’s performance will be determined quarterly for each executive based on minimum levels of revenue growth and EBIT (earnings before interest and taxes) performance. The quarterly targets for revenue growth and EBIT are the same for all participants, although individual bonus amounts differ. If either revenue growth or EBIT does not exceed a minimum level, no bonus will be awarded under the program. The bonus amounts based on company performance will be paid after the end of each quarter.

Individual Performance. Additionally, each executive may earn a semiannual individual performance bonus under the program for the first and second half of the year. An executive’s maximum “individual performance bonus” is equal to 80% of the quarterly amounts paid to the executive based on company performance for the first or second half of the year, as appropriate, although the amount payable is subject to reduction based on individual performance ratings. Individual performance is assessed at mid-year and again at year end, and each executive is assigned an overall individual performance score. Each executive’s performance score corresponds to a predetermined percentage (ranging from 0% to 100%) of the maximum individual performance bonus that will be awarded. The bonus amounts based on individual performance are paid semiannually.

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